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                                    E'TOWN CORPORATION AND SUBSIDIARIES            Exhibit 11
                                 STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                          Three Months Ended Nine Months Ended Twelve Months Ended
                                             September 30,      September 30,      September 30,
                                             1998     1997     1998      1997     1998      1997
                                           --------------------------------------------------------
BASIC
EARNINGS
Income Before Preferred Stock
 Dividends of Subsidiary                   $8,758   $7,657   $18,489  $15,938   $22,625  $ 19,668
Deduct: Preferred Stock Dividends            (203)    (203)    (609)     (609)    (813)     (813)
                                           --------------------------------------------------------
Net Income Available for Common Stock      $8,555   $7,454   $17,880  $15,329   $21,812  $ 18,855
                                           ========================================================

SHARES
Weighted Average Number of Common Shares    8,381    7,945    8,201     7,854    8,151     7,831
                                           --------------------------------------------------------
Basic Earnings Per Share of Common Stock   $ 1.02   $ 0.94   $ 2.18   $  1.95   $ 2.68   $  2.41
                                           ========================================================

DILUTED
EARNINGS
Income Before Preferred Stock Dividends
   of Subsidiary                           $8,758   $7,657   $18,489  $15,938   $22,625  $ 19,668
Deduct: Preferred Stock Dividends            (203)    (203)    (609)     (609)    (813)     (813)
Add: After Tax Interest Expense
 Applicable to 6 3/4% Convertible
 Subordinated Debentures                      124      126      370       374      495       502
                                           --------------------------------------------------------
Adjusted Net Income                        $8,679   $7,580   $18,250  $15,703   $22,307  $ 19,357
                                           ========================================================

SHARES
Weighted Average Number of Common Shares    8,381    7,945     8,201    7,854     8,151     7,831
 Assuming Exercise of Options Reduced By
 the Number Of Shares Which Could Have Been
 Purchased With the Proceeds From Exercise of
 Such Options                                  29       39        25       56        25        44
 Assuming Conversion Of 6 3/4% Convertible
 Subordinated Debentures (a)                  280      283       282      285       282       286
 Weighted Average Number of Common Shares
                                           --------------------------------------------------------
   Outstanding as Adjusted                 $8,690   $8,267   $ 8,508  $ 8,195   $ 8,458  $  8,161
                                           --------------------------------------------------------
Diluted Earnings Per Share of Common Stock $ 1.00   $ 0.92   $  2.15  $  1.92   $  2.64  $   2.37
                                           ========================================================

(a) Convertible at $40 per share.
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